Ambac
Certificate Guaranty Insurance Policy

                                Ambac Assurance Corporation
                                c/o CT Corporation Systems
                                44 East Mifflin Street, Madison, Wisconsin 53703 Administrative Office:
                                One State Street Plaza, New York, New York 10004
                                Telephone: (212) 668-0340

Insured Obligations:  $634,431,000                      Policy Number:  AB0409BE
Ikon Receivables, LLC Lease-Backed
Notes, Series 2000-2, Consisting of $193,532,000 Class
A-1 Notes, 70,193,000 Class A-2 Notes, 290,800,000
Class A-3 Notes and 79,906,000 Class A-4 Notes

                            Premium: Calculated as set forth in the endorsement attached hereto and made a part hereof.

Ambac Assurance Corporation (Ambac) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

Ambac will make such payments to the Trustee from its own funds on the later of
(a) one (1) Business Day following notification to Ambac of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interests shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to Ambac transferring to Ambac all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. Ambac shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, Ambac shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and therefore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by Ambac for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, Ambac hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to Ambac, to avoid payment of its obligatinos under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, Ambac has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon Ambac by viretue of the countersignature of its duly authorized representative.

/s/ P. Lassiter                                     /s/ Anne G. Gill
President                                           Secretary

Effective Date:  June 2, 2000                       /s/ Barry Schofield
                                                    Authorized Representative

                      FINANCIAL GUARANTY INSURANCE POLICY

                          Ambac Assurance Corporation
                            One State Street Plaza
                           New York, New York 10004
                                (212) 668-0340

Policy No.  SF0394BE                         Effective Date: December 7, 2000

Ambac Assurance Corporation ("Ambac"), in consideration of the payment of the premium and subject to the terms of this Policy, hereby unconditionally and irrevocably guarantees the full and complete payment of Insured Amounts which are Due for Payment by or on behalf of IKON Receivables, LLC (the "Swap Counterparty") to the Beneficiary (as hereinafter defined) under the ISDA Master Agreement, Schedule and Confirmation each dated as of December 7, 2000 (together the "Swap Agreement"), by and between the Swap Counterparty and Lehman Brothers Special Financing Inc. (the "Beneficiary") following the delivery to Ambac of a Demand for Payment in the form attached hereto as Attachment 1 (the "Demand for Payment"). This Policy has been issued pursuant to the terms of Part 4, Paragraph (f) of the Schedule to the Swap Agreement as security for the performance by the Swap Counterparty of its obligations under the Swap Agreement.

1. As used herein, the term "Insured Amounts" means any payments due by the Swap Counterparty to the Beneficiary pursuant to the terms of the Swap Agreement; the term "Due for Payment" means that an Insured Amount is required to be paid by the Swap Counterparty pursuant to the terms of the Swap Agreement; the term "Date Due For Payment" shall mean the date on which any Insured Amount is Due For Payment; and the term "Business Day" means any day other than a Saturday or a Sunday or other day on which banking institutions in The City of New York are authorized or required by law to be closed. All other capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Swap Agreement.

2. On the later of (i) the day that is three (3) Business Days after receipt by Ambac of a Demand for Payment, duly executed by the Beneficiary and (ii) the Date Due for Payment, Ambac will make a deposit of funds in an account as directed in such notice sufficient for the payment to the Beneficiary of such Insured Amount which is then Due for Payment. Ambac shall, to the extent that it makes any payments hereunder, become subrogated to the rights of the Beneficiary under the Swap Agreement, and to evidence such subrogation the Beneficiary shall execute such assignments or documents of transfer with respect to the Beneficiary's rights under the Swap Agreement as may be reasonably requested by Ambac.

3. Demand for Payment hereunder may be made by telecopy or prepaid telex or telegram of the executed Demand for Payment to the attention of the General Counsel of Ambac. If a Demand for Payment made hereunder does not, in any instance, conform to the terms and conditions of this Policy, Ambac shall give notice to the Beneficiary, as promptly as reasonably practicable, that such Demand for Payment was not effected in accordance with the terms and conditions of this Policy and briefly stating the reason(s) therefor. Upon being notified that such Demand for Payment was not effected in accordance with this Policy, the Beneficiary may promptly attempt to correct any such nonconforming Demand for Payment.

4. Any service of process on Ambac may be made to Ambac or the office of the General Counsel of Ambac and such service of process shall be valid and binding as to Ambac. The office of General Counsel will act as agent for the acceptance of service of process and its offices are located at One State Street Plaza, New York, New York 10004.

5. This Policy is noncancelable for any reason. This Policy and the obligations of Ambac hereunder shall terminate on the earlier of the Termination Date under the Swap Agreement, or the date on which all amounts due under the Swap Agreement have been fully and finally paid by the Swap Counterparty or by Ambac pursuant to the terms of this Policy.

6. Notwithstanding the provisions of paragraph 5 hereof, if the payment of any amount in respect of the Swap Agreement is voided or avoided (an "Avoidance Event") under any applicable Insolvency Proceedings, and, as a result of such Avoidance Event, the Beneficiary is required to return such voided payment, or any portion of such voided or avoided payment (an "Avoided Payment"), Ambac will pay the amount of the Avoided Payment out of the funds of Ambac when due to be paid pursuant to the Order referred to below, but in any event no earlier than the third Business Day following receipt by Ambac of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in such Insolvency Proceeding to the effect that the Beneficiary is required to return such Avoided Payment because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Beneficiary (the "Order"), (ii) a certificate by or on behalf of the Beneficiary that the Order has been entered and is not subject to any stay, (iii) an assignment, in form and substance satisfactory to Ambac, duly executed and delivered by the Beneficiary, irrevocably assigning to Ambac all rights and claims of the Beneficiary relating to or arising under the Swap Agreement against the estate of the Swap Counterparty or otherwise with respect to such Avoided Payment and
(iv) a Demand for Payment appropriately completed and executed by the Beneficiary. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Beneficiary directly, unless the Beneficiary has made a payment of the Avoided Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case Ambac will pay the Beneficiary, subject to the delivery of (a) the items referred to in clauses
(i), (ii), (iii) and (iv) above to Ambac and (b) evidence satisfactory to Ambac that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order. "Insolvency Proceeding" means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment or debt, reorganization, marshaling of assets and liabilities or similar proceedings by or against the Swap Counterparty, or the commencement, after the date hereof, of any proceedings by or against the Swap Counterparty for the winding up or the liquidation of its affairs, or the consent after the date hereof to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshaling of assets and liabilities or similar proceedings relating to the Swap Counterparty as debtor.

7. The premium on this Policy is not refundable for any reason, including without limitation early termination of the Swap Agreement. In the event of a payment default by or insolvency of the Swap Counterparty, there shall be no acceleration of any payment required to be made under this Policy unless such acceleration is at the sole option of Ambac; provided the foregoing shall not diminish the obligation of Ambac under this Policy to pay the Insured Amounts as otherwise required hereunder.

8. This Policy may be assigned and transferred by the Beneficiary only to a substitute swap counterparty consented to by Ambac in accordance with the Swap Agreement.

9. This Policy shall be governed by and construed in accordance with the laws of the State of New York, including General Obligations Law Section 5-1401 but otherwise without reference to the laws of such state concerning conflicts of laws, and any suit hereunder in connection with any amount due hereunder may be brought only by the Beneficiary and only within the time limit prescribed by any applicable statute of limitations. The insurance provided by this Policy is not covered by the New York Property/Casualty Insurance Security Fund (New York Insurance Code, Article 76).

10. ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

      IN WITNESS WHEREOF, Ambac has caused this Policy to be executed and attested on its behalf this 7th day of December, 2000.

                                                    Ambac Assurance Corporation



Attest: /s/ Nora Dahlman                            By: /s/ Barry Schofield
        ----------------                                -------------------
        Assistant Secretary                             Vice President

                                 Attachment 1

               Financial Guaranty Insurance Policy No. SF0394BE
                              DEMAND FOR PAYMENT

                                                                          {Date}

Ambac                              Assurance                         Corporation
One          State                                   Street                Plaza
New       York,                       New                York              10004
Attention: General Counsel

   Reference is made to Financial Guaranty Insurance Policy No. SF0394BE (the "Policy") issued by Ambac Assurance Corporation ("Ambac"). Terms which are capitalized herein and not otherwise defined have the meanings specified in the Policy unless the context otherwise requires.

   [[name of the Beneficiary]] hereby certifies that:

   (a) [[name of the Beneficiary]] is the Beneficiary of the Policy.

   (b) Pursuant to the terms of the Swap Agreement, payment by the Swap Counterparty to the Beneficiary is due on ______, ______, in an amount equal to $________ (the "Amount Due") in respect of [Party A Fixed Amounts].

   (c) $__________ has been paid (or provision for such payment has been made) to the Beneficiary by the Swap Counterparty under the Swap Agreement, which amount is $________ less than the Amount Due (the "Deficiency").

   (d) The Beneficiary has not heretofore made demand under the Policy for the Amount Due or any portion thereof.

   The Beneficiary hereby requests that payment of the Deficiency be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy:

________________________________ [Account]

                                              [[Name of the Beneficiary]]

                                              By:__________________________

                                              Its__________________________